                                                                  EXHIBIT 10.11

_______________________________________________________________________________


                            STOCK PURCHASE AGREEMENT



                                  By and Among



                           PACIFIC SCIENTIFIC COMPANY

                                      and

                                E. JAMES GRETHE,

                                 W. HAL GURLEY,

                                 ANN K. HAMIL,

                               BENTON L. BEAGHAN,

                              GREGORY K. EDWARDS,

                               ROMANO K. GULISAO,

                             JACK W. MCDANIEL, JR.,

                              MARION R. STONE, JR.

                                      and

                               KELLY L. TRUMPOUR,


                                Shareholders of

                         AUTOMATION INTELLIGENCE, INC.




                           Dated as of August 6, 1993


_______________________________________________________________________________

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
 ARTICLE I               SALE AND PURCHASE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

             1.01        Sale of Shares at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
             1.02        Payment of Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
             1.03        Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
             1.04        Securities Act of 1933 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

 ARTICLE II              REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS . . . . . . . . . . . . . . . . . . . .    3

             2.01        Good Standing of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
             2.02        Authority Relative to this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
             2.03        Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
             2.04        Status of the Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
             2.05        Title to Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
             2.06        Subsidiaries of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
             2.07        Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
             2.08        Title to and Condition of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
             2.09        Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
             2.10        Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
             2.11        Accounts Receivable.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
             2.12        Liabilities and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
             2.13        Patents, Trademarks, Trade Names and Copyrights  . . . . . . . . . . . . . . . . . . . . .    7
             2.14        Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
             2.15        Employee Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
             2.16        Labor Unions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
             2.17        Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
             2.18        Purchase and Sales Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
             2.19        Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
             2.20        Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
             2.21        Environmental Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . .   11
             2.22        Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
             2.23        Interest in the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
             2.24        Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
             2.25        Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
             2.26        Articles of Incorporation, Bylaws, Minute Books  . . . . . . . . . . . . . . . . . . . . .   16
             2.27        Officers and Directors, Employees, Powers of Attorney and Certain Authorized Persons . . .   16
             2.28        Product Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
             2.29        Product Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
             2.30        Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

                                                                                           Page
                                                                                           ----
 ARTICLE III             REPRESENTATIONS AND WARRANTIES OF PS CO  . . . . . . . . . . . .   18

             3.01        Legal Status . . . . . . . . . . . . . . . . . . . . . . . . . .   18
             3.02        Corporate Acts and Proceedings . . . . . . . . . . . . . . . . .   18
             3.03        Compliance with Other Instruments  . . . . . . . . . . . . . . .   18
             3.04        Consents and Approvals . . . . . . . . . . . . . . . . . . . . .   18
             3.05        No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . .   19
             3.06        Employment of Company Employees  . . . . . . . . . . . . . . . .   19
             3.07        Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . .   19

 ARTICLE IV              CONDITIONS TO THE OBLIGATIONS OF PS CO . . . . . . . . . . . . .   19

             4.01        Compliance with Terms  . . . . . . . . . . . . . . . . . . . . .   20
             4.02        Representations and Warranties . . . . . . . . . . . . . . . . .   20
             4.03        Absence of Litigation  . . . . . . . . . . . . . . . . . . . . .   20
             4.04        Letters from Auditors  . . . . . . . . . . . . . . . . . . . . .   20
             4.05        Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . .   20
             4.06        Resignation of Officers and Directors  . . . . . . . . . . . . .   20
             4.07        Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
             4.08        Key Man Insurance  . . . . . . . . . . . . . . . . . . . . . . .   21
             4.09        Investment Intent Letters  . . . . . . . . . . . . . . . . . . .   21
             4.10        Employment and Consulting Agreements . . . . . . . . . . . . . .   21
             4.11        Proprietary Information and Inventions Agreements  . . . . . . .   21
             4.12        Non-Compete Agreements . . . . . . . . . . . . . . . . . . . . .   21
             4.13        Renegotiation of Lease . . . . . . . . . . . . . . . . . . . . .   21
             4.14        Consents and Approvals . . . . . . . . . . . . . . . . . . . . .   21
             4.15        Approval of Documentation  . . . . . . . . . . . . . . . . . . .   22
             4.16        Due Diligence Review . . . . . . . . . . . . . . . . . . . . . .   22
             4.17        No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . .   22
             4.18        Certificates . . . . . . . . . . . . . . . . . . . . . . . . . .   22
             4.19        Final Board Approval . . . . . . . . . . . . . . . . . . . . . .   22
             4.20        Release of Bank Guaranty . . . . . . . . . . . . . . . . . . . .   22
             4.21        Release of Company Guaranty  . . . . . . . . . . . . . . . . . .   22

 ARTICLE V   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SHAREHOLDERS  . . . . . . . .   22

             5.01        Compliance with Terms  . . . . . . . . . . . . . . . . . . . . .   22
             5.02        Representations and Warranties . . . . . . . . . . . . . . . . .   23
             5.03        Absence of Litigation  . . . . . . . . . . . . . . . . . . . . .   23
             5.04        Opinion of Counsel of PS Co 23
             5.05        Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
             5.06        Approval of Documentation  . . . . . . . . . . . . . . . . . . .   23
             5.07        Employment and Consulting Agreements . . . . . . . . . . . . . .   23
             5.08        Non-Compete Agreements . . . . . . . . . . . . . . . . . . . . .   23
             5.09        Certificates . . . . . . . . . . . . . . . . . . . . . . . . . .   24

<Captions>
                                                                                                               Page
                                                                                                               ----
 ARTICLE VI              COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

             6.01        Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
             6.02        Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
             6.03        Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
             6.04        Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
             6.05        Collection of Accounts Receivable; Assignment of Uncollected Accounts  . . . . . . .   25

 ARTICLE VII             INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

             7.01        The Shareholders' Indemnification of PS Co . . . . . . . . . . . . . . . . . . . . .   25
             7.02        PS Co's Indemnification of the Shareholders  . . . . . . . . . . . . . . . . . . . .   26
             7.03        Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . .   27
             7.04        Notice and Opportunity to Defend . . . . . . . . . . . . . . . . . . . . . . . . . .   27

 ARTICLE VIII            MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

             8.01        Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
             8.02        Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
             8.03        Payment of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
             8.04        Execution in Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
             8.05        Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
             8.06        Headings, Gender and Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
             8.07        Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
             8.08        Shareholders' Acknowledgement  . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
             8.09        Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32



                                    EXHIBITS

Exhibit A    Shareholder Distribution Percentage
Exhibit B    Shareholder Note Agreement
Exhibit C    Form of Purchase Note
Exhibit D    Investment Intent Letter
Exhibit E    Form of Opinion of Gambrell & Stolz
Exhibit F    Form of Employment Agreement
Exhibit G    Form of Consulting Agreement
Exhibit H    Form of Proprietary Information and Inventions Agreement
Exhibit I    Form of Non-Compete Agreement
Exhibit J    Lease
Exhibit K    Form of Opinion of Paul, Hastings, Janofsky & Walker

                                   SCHEDULES

Schedule 2.01               List of Jurisdictions
Schedule 2.02               Authority Relative to this Agreement
Schedule 2.07               Financial Statements
Schedule 2.07A              Exceptions to GAAP
Schedule 2.08               Exceptions to Title to Properties
Schedule 2.12               Liabilities and Obligations
Schedule 2.13               Patents, Trademarks, Trade Names and Copyrights
Schedule 2.13A              Security Measures
Schedule 2.14               Material Contracts
Schedule 2.17               Insurance
Schedule 2.18               Purchase and Sales Commitments
Schedule 2.21               Environmental Representations and Warranties
Schedule 2.23               Interests in the Company
Schedule 2.25               Permits
Schedule 2.27               Officers and Directors, Employees, Powers of Attorney and Certain Authorized Persons
Schedule 2.28               Product Liability Claims
Schedule 2.29               Product Warranty

            THIS PAGE MUST BE KEPT AS THE LAST PAGE OF THE DOCUMENT.

                            STOCK PURCHASE AGREEMENT


                            THIS STOCK PURCHASE AGREEMENT (this "Agreement") is
made and entered into as of August 6, 1993, by and among PACIFIC SCIENTIFIC COMPANY, a California corporation ("PS Co"), and E. James Grethe, W. Hal Gurley, Ann K. Hamil, Benton L. Beaghan, Gregory K. Edwards, Romano K. Gulisao, Jack W. McDaniel, Jr., Marion R. Stone, Jr. and Kelly L. Trumpour (each a "Shareholder" and collectively, the "Shareholders").

                                    RECITALS

                            WHEREAS, the Shareholders are the owners of all of
the issued and outstanding shares of capital stock (the "Shares") of Automation Intelligence, Inc., a Georgia corporation (the "Company"); and

                            WHEREAS, the Company is engaged in the business of
manufacture, sale and distribution of machine motion control systems for industrial factory automation (the "Business"); and

                            WHEREAS, the Shareholders desire to sell the Shares
and PS Co desires to purchase the Shares, all pursuant to the terms and conditions hereinafter set forth;

                            NOW, THEREFORE, in consideration of the mutual
agreements and covenants hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I

                          SALE AND PURCHASE OF SHARES

                     1.01 Sale of Shares at the Closing. Subject to the terms and conditions set forth in this Agreement and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth in this Agreement, the Shareholders hereby agree to sell, assign, transfer, convey and deliver to PS Co at the Closing (as defined in Section 1.03), and PS Co hereby agrees to purchase and receive from the Shareholders, free and clear of all liens, charges and encumbrances, all of the Shares.

                     1.02 Payment of Consideration. The consideration to be paid by PS Co for the Shares (the "Consideration") shall be paid as follows:

                               (a)      At the Closing, PS Co shall deliver by
certified or bank cashier's checks to the Shareholder Note Representative (as such term is defined in Section 1.02(b)) the aggregate sum of Three Million Three Hundred Thousand Dollars ($3,300,000), which amount shall be distributed to the Shareholders as set forth on Exhibit A hereto; and

                               (b)      At the Closing, PS Co shall cause the
Company to deliver to Gambrell & Stolz (the "Shareholder Note Representative"), acting for the benefit of W. Hal Gurley, Ann K. Hamil, Benton L. Beaghan, Gregory K. Edwards, Romano K. Gulisao, Jack W. McDaniel, Jr., Marion R. Stone, Jr. and Kelly L. Trumpour (the "Shareholder Note Beneficiaries") under the Shareholder Note Agreement in the form of Exhibit B hereto among the Shareholder Note Representative and the Shareholder Note Beneficiaries, three non-negotiable, non-interest bearing promissory notes substantially in the form of Exhibit C hereto (the "Purchase Notes"), payable on March 31, 1995, March 31, 1996 and March 31, 1997, respectively, in amounts calculated pursuant to the formula specified therein, which amounts shall be distributed by the Shareholder Note Representative as provided in the Shareholder Note Agreement and shall be subject to PS Co's right to setoff amounts payable under the Purchase Notes pursuant to Section 6.04 hereof and the indemnification provisions of Article VII hereof.

                     1.03 Closing. Subject to the fulfillment of the conditions precedent specified in Articles V and VI of this Agreement, the purchase and sale of the Shares shall be consummated at a closing (the "Closing") to be held at 10 a.m. local time at the offices of Paul, Hastings, Janofsky & Walker in Atlanta, Georgia on August 6, 1993 or on such other date or at such other time as PS Co and the Shareholders shall mutually agree (such date and time being hereinafter referred to as the "Closing Date").

                     1.04      Securities Act of 1933.

                               (a)      The Purchase Notes will not be
registered under the Securities Act of 1933, as amended (the "Securities Act"), nor will any Shareholder be entitled to cause PS Co to effect any registration under the Securities Act or any state securities law of the Purchase Notes. Each Shareholder receiving an interest in the Purchase Notes will be required to bear the economic risk of his or her investment in the Purchase Notes for the term of the Purchase Notes.

                               (b)      PS Co's obligation to deliver the
Purchase Notes is conditioned on the completion by the Company and the Shareholder Note Representative of all actions reasonably requested by PS Co to assure PS Co that the issuance of the Purchase Notes is exempt from the registration and prospectus delivery requirements of the Securities Act. Without limiting the generality of the preceding sentence, prior to delivery of the Purchase Notes as provided in
Section 1.02(b), PS Co shall have received from each Shareholder receiving an interest in the Purchase Notes at the Closing a letter agreement (an "Investment Intent Letter") substantially in the form of Exhibit D hereto.

                               (c)      The Purchase Notes shall be endorsed
with the following restrictive legend (and with such other legend or legends as may be required by applicable state law or state authorities):

                     "THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO DISTRIBUTION. NEITHER THIS NOTE NOR ANY INTEREST THEREIN MAY BE OFFERED FOR SALE, SOLD, PLEDGED OR OTHERWISE TRANSFERRED."


                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

                     The Shareholders make the following representations and warranties to PS Co, each of which shall be true and correct on and as of the date hereof and as of the Closing Date:

                     2.01 Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is duly qualified to transact business as a foreign corporation in, and is in good standing under the laws of, each other jurisdiction in which the failure to so qualify would have a material adverse effect on the business or financial condition of the Company, all of which jurisdictions are listed on Schedule 2.01 attached hereto. The Company has full corporate power and authority to own, lease and operate its properties and conduct the business currently being conducted by it.

                     2.02 Authority Relative to this Agreement. The Company and each Shareholder have full power and authority to do and perform all acts and things required to be done by each of them, respectively, under this Agreement. Neither the execution or the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with or fulfillment of the terms and provisions of this Agreement, will (i) conflict with or result in a breach of the terms and provisions of, or constitute a default, which would have a material adverse effect on the business or financial condition of the Company, under (a) the Company's Articles of Incorporation or Bylaws, (b) any note of which the Company, or any of the Shareholders is the maker or guarantor, (c) any law or administrative regulation applicable to the Company or any of the Shareholders or any of their respective properties, or (d) any indenture, agreement, mortgage, deed to secure debt or security instrument, any judgment, order, award or decree of any court or governmental agency or any other instrument or restriction to which the Company or any of the Shareholders is a party or by which the Company or any of the Shareholders is bound; (ii) except as set forth on Schedule 2.02 attached hereto, give any party with rights under any such indenture, agreement, mortgage, deed to secure debt, security instrument, judgment, order, award, decree or other instrument or restriction the right to terminate, modify or otherwise change the rights or obligations of the Company or any of the Shareholders under such indenture, agreement, mortgage, deed to secure debt, security instrument, judgment, order, award, decree or other instrument or restriction; and, (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties, assets or outstanding securities of the Company. Except as set forth on
Schedule 2.02 attached hereto, no authorization, approval or consent of, or notice to or filing with any federal or state governmental department, commission, bureau or agency or other public body or authority is or will be required for the execution, delivery or performance of this Agreement by each of the Shareholders or for the consummation by the Company or any of the Shareholders of the transactions contemplated hereby. This Agreement constitutes, and such other agreements and instruments when duly executed and delivered by any of the Shareholders, will constitute, legal, valid and binding obligations of such Shareholder and will be enforceable against such Shareholder in accordance with their respective terms.

                     2.03 Capitalization. The authorized capital stock of the Company consists solely of One Million (1,000,000) authorized shares of common stock, of which Two Hundred Thirty-Seven Thousand Five Hundred (237,500) shares are issued and outstanding. There are no options, warrants, calls, commitments or other rights outstanding of any nature whatsoever for the issuance or purchase of common stock, securities convertible into or exchangeable for common stock or any other securities of the Company by any person or entity.

                     2.04 Status of the Shares. All of the Shares have been duly and validly issued, are fully paid and nonassessable, and have been offered and sold in compliance with all applicable federal and state securities laws. None of the Shares has been issued in violation of the pre-emptive rights of any present or former shareholder of the Company under the laws of the State of Georgia or of the Articles of Incorporation of the Company or of the terms of any agreement by which the Company is bound.

                     2.05 Title to Shares. Each of the Shareholders has good, valid and marketable title to all Shares owned by him or her, respectively, free and clear of all restrictions, claims, liens, charges and encumbrances whatsoever. Each of the Shareholders has full right, power and authority to sell, transfer and deliver such Shares to PS Co, and, upon delivery of the certificate or certificates therefor, and PS Co's acceptance thereof, will transfer to PS Co good, valid and marketable title thereto free and clear of any restriction, claims, lien, charge or encumbrance whatsoever.

                     2.06 Subsidiaries of the Company. The Company has no subsidiaries or investments in any other corporation, partnership or other entity.

                     2.07      Financial Statements.  Schedule 2.07 sets forth
(i) the financial statements of the Company as of and for the fiscal years ended September 30, 1990, September 30, 1991 and September 30, 1992, which financial statements have been audited by Thompson & Reed, certified public accountants, and (ii) the unaudited balance sheet of the Company at March 31, 1993, the balance sheet of the Company at June 30, 1993, audited by Reed, Quinn & McClure, certified public accountants (the "Balance Sheet"), and unaudited related statements of income, cost and expense for the quarterly periods ending March 31 and June 30, 1993 (all of such financial statements, balance sheets and statements of income, cost and expense being hereinafter referred to collectively as the "Financial Statements"). The Financial Statements (i) are in accordance with the books and records of the Company, (ii) are true, correct and complete and present fairly and accurately the financial condition and results of operations of the Company in all material respects as of the dates and for the periods indicated, and (iii) except as disclosed on Schedule 2.07A, have been prepared in accordance with generally accepted accounting principles consistently applied.

                     2.08 Title to and Condition of Properties. Except as set forth on Schedule 2.08 attached hereto, the Company has good, valid and indefeasible title to, or in the case of leases, valid and existing leasehold interests in, all of its properties, real and personal, including but not limited to the assets reflected on the Balance Sheet, free and clear of all liens, claims and encumbrances of any nature whatsoever. With exceptions which are not in the aggregate material, all properties and assets actively used in the conduct of the business of the Company are in good condition and repair, usable in the ordinary course of business, free of inherent defects, and adequate for the conduct of the Company's business. All leases pursuant to which the Company leases as lessee real or personal property are valid and enforceable in accordance with their terms and are in full force and effect, and the Company has not received any notice of cancellation or termination under any option or right reserved to the lessor under any such lease or any notice of default under any such lease and there is no event which, with notice or lapse of time or both, would constitute a default under any such lease.

                     2.09 Tax Matters. Within the times and in the manner prescribed by laws, the Company has filed all federal, state, county, city and other tax returns required by law and has paid all taxes, assessments, and penalties due and payable. The amounts booked as provisions for taxes on the Financial Statements are sufficient for payment of all unpaid taxes of the Company through June 30, 1993. Copies of the Company's federal income tax returns for the past five years and all correspondence with the Internal Revenue Service during the past five years have been provided to PS Co. The Shareholders hereby acknowledge that PS Co is not responsible for any taxes imposed on the Consideration paid by PS Co under this Agreement.

                     2.10 Inventory. All of the inventories shown in the Balance Sheet and all inventories on hand as of the Closing Date will consist of items of a quality and quantity usable and salable in the ordinary course of business by the Company, except for obsolete and slow-moving items and items below standard quality, all of which have been written down on the books of the Company to net realizable market value or for which adequate reserves have been established and given effect to on the Balance Sheet.

                     2.11 Accounts Receivable. All accounts, notes and other receivables shown on the Balance Sheet are valid, existing and fully enforceable accounts which have arisen out of sale or other transactions in the ordinary course of business, and all such accounts are fully collectable within 90 days of the Closing Date.

                     2.12 Liabilities and Obligations. The Company does not have any liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, including federal or state income tax liabilities, except:

                               (a)      liabilities and obligations in the
amounts and categories reflected, reserved against, disclosed or given effect to in the Balance Sheet;

                               (b)      liabilities and obligations incurred
since June 30, 1993 which are in the ordinary course of business and consistent with past practices;

                               (c)      liabilities and obligations under the
Material Contracts (as defined below) and contracts entered into in the ordinary course of business to which the Company is a party existing on the Closing Date; and

                               (d)      liabilities and obligations not
reflected, reserved against, disclosed or given effect to in the Balance Sheet which are disclosed on Schedule 2.12.

There is no basis for assertion against the Company of any liabilities or obligations, which are in the aggregate material to the financial position of the Company, which are not adequately reflected, reserved against, disclosed or given effect to in the Financial Statements except for liabilities and obligations enumerated in clauses (b), (c) and (d) of this Section 2.12.

                     2.13      Patents, Trademarks, Trade Names and Copyrights.
Schedule 2.13 contains a list and brief description of (i) all patents, trademarks, trade names and copyrights, and all applications therefor, which are used or useful in the business of the Company and which are owned by or registered in the name of the Company or in which the Company has any rights as licensee or otherwise. Except as set forth on Schedule 2.13 attached hereto, the Company is not a party to any license, royalty or similar agreements. The Company owns or possesses adequate licenses or other rights to use all patents, trademarks, trade names and copyrights necessary to carry on its business as now conducted and as proposed to be conducted, and there are no infringements or conflicts, or bases therefor, with the rights of any third party in respect thereof. To the knowledge of the Shareholders, no third party has a right prior to that of the Company to use the name "Automation Intelligence, Inc." Except as disclosed on Schedule 2.13 attached hereto, to the knowledge of the Shareholders the Company owns and has the unrestricted right to use every trade secret, know-how, process, formula, improvement, discovery, development, design, technique, blueprint, specification, invention, process, computer program, data and information (collectively herein "Proprietary Information") required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or proposed to be sold or rendered by the Company free and clear of any right, lien, encumbrance or claim of others. All security measures taken by or on behalf of the Company to protect the secrecy, confidentiality and value of the Proprietary Information are described on Schedule 2.13A. The Company has provided PS Co with copies of all the agreements listed on Schedule 2.13.

                     2.14 Contracts and Other Agreements. Schedule 2.14 contains a list of all written or oral (i) contracts or understandings for employment of any director, officer or employee; (ii) contracts with any labor union; (iii) contracts not terminable by the Company without penalty on 30 days (or less) notice; (iv) distributor, sales agency, manufacturer's representative or similar contracts, or advertising contracts; (v) contracts involving the payment by or to the Company of, in the aggregate, more than $5,000.00; (vi) agreements relating to the borrowing of money including, without limitation, loan or credit agreements, notes, mortgages, deeds to secure debt, security agreements and guarantees of the obligations of others for borrowed money;
(vii) bonus, pension, savings, profit-sharing, retirement, stock purchase, stock option, stock appreciation, hospitalization, medical insurance or similar fringe or employee benefits plans or agreements in effect with respect to its employees or former employees or the employees of others and any related insurance contracts and trusts and custodial agreements (collectively, the "Employee Plans"); (viii) outstanding powers of attorney; (ix) contracts made outside the ordinary course of business; or (x) other contracts material to the business and operations of the Company, other than such contracts or agreements disclosed on Schedule 2.13. All such contracts or agreements disclosed on Schedules 2.13 and 2.14 are hereinafter referred to collectively as the "Material Contracts". All of the Material Contracts are legal, valid and binding and are in full force and effect and enforceable in accordance with their terms, except as such enforceability is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights and by equitable principles. Except as set forth on Schedules 2.13 and 2.14, the Company has in all material respects performed all obligations to be performed by it to date under, and is not in default or breach of, any of the Material Contracts, the Company has not received any notice, claim or allegation of default or material breach thereof by the Company (or an event of default which with notice or lapse of time or both would constitute a default or an event of default thereunder), and to the Shareholders' knowledge, there is no default or breach under any of the Material Contracts by any other party thereto.


                     2.15      Employee Plans.

                               (a)      Each Employee Plan is in substantial
compliance with the requirements prescribed by any and all statutes, orders, or governmental rules or regulations currently in effect, including, but not limited to, the Internal Revenue Code of 1986, as amended (the "Code") and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company has in all respects performed all material obligations (whether of a contractual or fiduciary nature or otherwise) required to be performed by it under, is not in material violation of, and has no knowledge of any existing default or violation by any other party to, any of the Employee Plans. The Financial Statements reflect adequate reserves for the Company's obligations under all Employee Plans.

                               (b)      With respect to any contract,
agreement, plan or arrangement which is an "employee benefit plan", as defined in Section 3(3) of ERISA, maintained by the Company covering its employees or to which the Company is obligated to contribute:

                                        (i)     as to each such employee
             benefit plan which is a "pension plan" within the meaning of ERISA
             Section 3(2) (but not including pension plans within the meaning of 3(37) of ERISA): each such pension plan is qualified under
             Section 401(a) of the Code and complies in all material respects with ERISA; no such pension plan has an "accumulated funding deficiency" whether or not waived, as defined in Section 302(a)(2) of ERISA; as of June 30, 1993 each such pension plan had sufficient assets to fully fund all benefits accrued under each such pension as of that date; no "reportable event", within the meaning of Section 4043(b) of ERISA, has occurred with respect to any such pension plan; no notice of intent to terminate any such pension plan has been filed with the Pension Benefit Guaranty Corporation (the "PBGC") under Section 4041 of ERISA, nor has the PBGC instituted any proceeding under Section 4042 of ERISA to terminate any such pension plan; there has been no termination or partial termination of any such pension plan within the meaning of
             Section 411(d)(3) of the Code; no such plan is presently engaged in any non-exempt "prohibited transaction" within the meaning of
             Section 4975 of the Code; and all contributions required to be made to each such pension plan have been made in the amounts recommended by the enrolled actuary for each such plan, or pursuant to any other contract or agreement requiring contributions on any other basis; and

                                        (ii)      as to each such employee
             benefit plan, all disclosures and all filings respecting each such plan required under ERISA or the Code to have been timely provided or filed, as the case may be, have been so provided or filed and each such plan has been administered in accordance with its governing documents.

                               (c)      With respect to all employee benefit
plans described in Subsection (b) above, there are no unfunded liabilities, determined on the basis of actuarial assumptions which in the aggregate are not less conservative than the assumptions currently prescribed for valuing benefits by the PBGC.

                               (d)      The Company is not, and never has been,
obligated to make contributions to and is not, and never has been, otherwise subject to any "multi-employer pension plan", as defined in Section 3(37) of ERISA and Section 414(f) of the Code.

                     2.16 Labor Unions. The Company knows of no activities or proceedings of any labor union (or representatives thereof) to organize any unorganized employee of the Company, or of any strikes, slow-downs, work stoppages, lock outs, or threats thereof, by or with respect to any of the employees of the Company.

                     2.17 Insurance. Schedule 2.17 contains a list and brief description of the policies of fire, liability (including, without limitation, products liability), life and other forms of insurance held by the Company covering any of its directors, officers, employees, agents, real or personal property or operations. Copies of all such policies have been delivered to PS Co. There is no default with respect to any provision contained in such policies nor has there been any failure to give any notice or present any claim under any such policies in due and timely fashion. No notice of cancellation or nonrenewal of any such policy has been received. Such policies are in amounts determined to be adequate by the management of the Company, and policies in such amounts shall be outstanding and in full force and effect on the Closing Date.

                     2.18 Purchase and Sales Commitments. The Company has performed all of the obligations required to be performed by it to date under all its purchase agreements and open purchase orders as conditions precedent to the delivery of the items or services called for therein. No such purchase agreement is in excess of the ordinary, common and usual requirements of the business of the Company. Except as set forth on Schedule 2.18, to the knowledge of the Shareholders, no supplier or vendor of proprietary material or products not readily available from other sources is unable or unwilling to perform in accordance with the terms of any purchase agreement or open purchase order entered into between the Company and such supplier or vendor. The Company has performed in all material respects all of the obligations required to be performed by it to date under all sales agreements and other sales commitments to its customers. Except as set forth on Schedule 2.18, to the knowledge of the Shareholders, no customer of the Company is unable or unwilling to perform under the terms of any sales agreement entered into between the Company and such customer.

                     2.19 Litigation. There are no legal actions, suits, claims, proceedings or investigations pending or to the knowledge of the Shareholders, threatened against or affecting the Company, its business or its assets, nor to the knowledge of the Shareholders is there any basis for any such action, suit, claim, proceeding or investigation arising out of action or inaction by the Company prior to the Closing Date. The Company is not in default with respect to any order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality.

                     2.20 Compliance with Laws. The Company is in compliance in all material respects with all laws, orders, decrees, ordinances and published regulations of any governmental authority applicable to its business and operations. Without limiting the generality of the foregoing, the Company has complied in all material respects with all applicable federal, state and local laws, regulations, orders or decrees relating to wages, hours, hiring, promotion, retirement, working conditions, non-discrimination, health, safety, pension benefits and trade regulation, the noncompliance with which could affect materially and adversely the assets, business, property, financial condition, prospects or results of operations of the Company.

                     2.21      Environmental Representations and Warranties.

                               (a)      Except as specifically set forth in
Schedule 2.21:

                                        (i)     The Company is conducting and
             has at all times conducted its business and operations in compliance with all applicable statutes, laws, rules, regulations, ordinances, permits, orders, decrees or other obligations lawfully imposed by governmental authority in effect at the relevant times pertaining to protection of the environment, the treatment, emission and discharge of gaseous, particulate and effluent pollutants and the generation, manufacture, production, refinement, processing, use, handling, storage, treatment, removal, transport, transloading, cleanup, decontamination, discharge and disposal of Hazardous Substances (as hereinafter defined), including, without limitation, those statutes, laws, rules and regulations set forth in Section 2.21(b) below (collectively, "Environmental Laws"), and no proceedings are pending or, to the knowledge of the Shareholders, threatened against the Company with respect to the foregoing matters;

                                        (ii)      The Company has not received
             any notice that it is considered to be a potentially responsible party with respect to any site listed or proposed to be listed on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et seq. ("CERCLA"), or any registry or inventory of hazardous waste or similar sites maintained by any state of the United States of America or under any similar Environmental Law;

                                        (iii)   There are no conditions
             (including, without limitation, the presence of any Hazardous Substance in, on or about any such property or the migration of any Hazardous Substance from or across any such property) existing on any of the properties currently or formerly owned, leased, or occupied by the Company that require remedial action, removal or closure by the Company under any Environmental Laws;

                                        (iv)      No claim, demand, or action
             has been made or threatened against or upon the Company, or, to the knowledge of the Shareholders, any person or entity from whom or to whom the Company has at any time leased any real property, based upon or relating to alleged damage to health caused by any Hazardous Substance;

                                        (v)     The Company has not been
             charged with improperly generating, manufacturing, producing, refining, processing, using, handling, storing, treating, removing, transporting, discharging or disposing of any Hazardous Substance;

                                        (vi)      There have been no
             environmental inspections, investigations, studies, tests, reviews or other analyses conducted in relation to any property currently owned or leased by the Company during the time that the Company has owned or leased such property, except as may have been performed by or on behalf of the Company, or by any federal, state or local environmental agency or authority, as part of routine monitoring of environmental compliance and copies of reports or written documentation of all such inspections, investigations, studies, tests, reviews or other analyses have been provided to PS Co;

                                        (vii)   There is no condition that may
             require under any Environmental Laws remediation or closure of, or any other corrective action concerning, any site or facility to which the Company has sent any Hazardous Substance for disposal or treatment; and

                                        (viii)  The Shareholders acknowledge
             and agree that any change or increase after the Closing Date in the types or quantities of any Hazardous Substance on, under or from any of the properties currently or formerly owned, leased or occupied by the Company shall not by itself demonstrate or establish or create any presumption that a discharge, release, disposal or abandonment by the Company of Hazardous Substances on, under or from such properties has occurred after the Closing Date.

                               (b)      For purposes of this Agreement,
"Hazardous Substance" shall mean (x) any flammable, ignitable, corrosive, reactive, radioactive or explosive substance or material, hazardous waste, toxic substance or related material, (y) any other substance or material defined or designated as a hazardous or toxic substance, material or waste by applicable federal, state or local laws or regulations (including, without limitation, any Environmental Laws) currently in effect or as amended or promulgated in the future, and (z) such other substances, materials and wastes that are or become regulated under applicable federal, state or local laws or regulations, and shall include, without limitation:

                                        (i)     those substances included
             within the definitions of "hazardous substances", "hazardous materials", "toxic substances" or "solid waste" in CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., and the Hazardous

             Materials Transportation Act, 49 U.S.C. Section 1801 et seq., and in the regulations promulgated pursuant to said Environmental Laws;

                                        (ii)      those substances listed in
             the United States Department of Transportation Table (49 CFR 172,101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR
             Part 302 and amendments thereto); and

                                        (iii)      any material, waste or
             substance that is, in whole or in part, (w) petroleum, (x) asbestos, (y) polychlorinated biphenyls or (z) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), or Section 112 or other Section of the Clean Air Act, as amended.

                     2.22 Absence of Certain Changes. Since June 30, 1993, there has not been:

                               (a)      any change which had or may have,
either singly or in the aggregate, a material adverse effect on the business or assets of the Company;

                               (b)      any declaration, setting aside or
payment by the Company of dividends or any other distribution by the Company of assets or liabilities of any kind or any other payments or distributions of any kind in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition of such capital stock;

                               (c)      any debt, liability or obligation
incurred by the Company except current liabilities incurred, and liabilities under contracts entered into, in the ordinary course of business, none of which would have a material adverse effect on the business or assets of the Company;

                               (d)      any mortgage, pledge or subjection to
lien of any kind of any assets, tangible or intangible, of the Company other than pursuant to purchase money liens on property and assets acquired in the ordinary course of business;

                               (e)      any purchase, sale, pledge, lease,
transfer or other disposition of any material contract, lease or asset of the Company, or any cancellation, discharge or satisfaction of any obligations, debts or claims, or waiver or release of any material rights, of the Company, except in the ordinary course of business;

                               (f)      any sale, assignment, pledge, lease,
transfer or other disposition by the Company of any interest in any franchise, patent, trademark, trade name, copyright or license, except in the ordinary course of business;

                               (g)      any transaction by the Company except
in the ordinary course of business or as contemplated by this Agreement, none of which would have a material adverse effect on the business or assets of the Company;

                               (h)      any damage, destruction or loss
(whether or not covered by insurance) materially and adversely affecting the business or assets of the Company, with materiality for purposes of this covenant being agreed to mean damage, destruction or loss in excess of $10,000;

                               (i)      any labor dispute materially and
adversely affecting the business or assets of the Company;

                               (j)      any increase in the compensation
payable or to become payable or in the benefits available to any officer or employee of the Company under any employment, bonus or pension plan or other contract or commitment other than normal merit increases under established policies;

                               (k)      any change in the authorized, issued or
outstanding capital stock of the Company, any pledge, hypothecation or other encumbrance of any shares of such capital stock, or any issuance of any option, warrant or other right to acquire, or security convertible into, shares of such capital stock;

                               (l)      any actual or, to the knowledge of the
Shareholders, threatened cancellations by customers or suppliers of the Company of any material contracts for the purchase or sale of goods or services;

                               (m)      any material increase in workers'
compensation claims;

                               (n)      any material change in any accounting
principle or method or election for federal or state income tax purposes used by the Company; or

                               (o)      any entering into or renewal of any
agreement, or otherwise any obligation incurred, to do any of the foregoing.

                     2.23      Interest in the Company.  Except as set forth on
Schedule 2.23, no officer, director or employee of the Company is presently a party to any transaction with the Company, including without limitation any obligation to pay money or otherwise, or any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such officer, director or employee, any member of the family of such officer, director or employee, or any corporation, partnership, trust or other entity in which any such officer, director or employee or any member of the family of any such officer, director or employee has a substantial interest or in which he or she is an officer, director, trustee or partner.

                     2.24 Brokers or Finders. No person, firm, corporation or other entity is entitled by reason of any act or omission of any of the Company or the Shareholders to any broker's or finder's fee, commission, or other similar compensation with respect to the execution and delivery of this Agreement or any related agreement, or with respect to the consummation of the transactions contemplated hereby.

                     2.25 Permits. Schedule 2.25 lists all material approvals, permits and licenses (including all export and re-export licenses, if any) (collectively, "Permits") granted to the Company from any federal, state, or local governmental authority and relating to the business and operations of the Company, and applications for any of the foregoing. All Permits necessary in the conduct of the Company's business have been obtained and are in full force and effect, and the Company is not in material violation of any Permit, and no proceeding is pending or threatened to revoke or limit any Permit.

                     2.26 Articles of Incorporation, Bylaws, Minute Books. The copies of the Articles of Incorporation and Bylaws, and all amendments thereto, of the Company which have been made available to PS Co are true, correct and complete copies thereof. The minute books of the Company which have been made available to PS Co contain accurate records of all meetings and consents in lieu of meetings of the Board of Directors (and any committee thereof) and voting shareholders of the Company since the time of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

                     2.27 Officers and Directors, Employees, Powers of Attorney and Certain Authorized Persons. Schedule 2.27 sets forth a complete and accurate list of:

                               (a)      the names of all directors and the
names of all officers and their offices of the Company;

                               (b)      the names of all persons holding powers
of attorney from the Company and a summary statement of the terms thereof;

                               (c)      the names of all persons authorized to
borrow money or incur or guarantee indebtedness on behalf of the Company;

                               (d)      all safes, vaults and safe deposit
boxes maintained by or on behalf of the Company or in which any of its property is held and the names of all persons authorized to have access thereto; and

                               (e)      all bank accounts of the Company and
the names of all persons who are authorized signatories with respect to such accounts, the capacities in which they are authorized and the terms of their authorizations.

                     A list of the name and current annual rate of compensation paid by the Company to each of its officers, directors and employees whose annual rate of compensation exceeds Twenty-Five Thousand Dollars ($25,000.00) has been provided to PS Co.

                     2.28 Product Liability. No product liability claims are currently pending or, to the knowledge of the Shareholders, threatened against the Company, and except as set forth on Schedule 2.28 attached hereto, no product liability claims have been made against the Company prior to the date hereof. Insurance policies maintained by the Company covering products liability are in amounts deemed by management of the Company to be adequate.

                     2.29 Product Warranties. Schedule 2.29 sets forth a complete and accurate description of (i) any and all product warranties given by the Company in connection with the business of the Company, and any of such warranties in written form are attached thereto, and (ii) all material warranty problems experienced by the Company within the three year period prior to the date hereof. The Financial Statements reflect adequate reserves for all such warranties.

                     2.30 Full Disclosure. Neither this Agreement, nor the Schedules or Exhibits hereto, nor any other certificate, statement or document furnished or to be furnished to PS Co by or on behalf of the Company or any of the Shareholders pursuant to or in connection with the transactions contemplated by this Agreement contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PS CO

                 PS Co makes the following representations and warranties to the Shareholders, each of which shall be true and correct on and as of the date hereof and as of the Closing Date:

                     3.01 Legal Status. PS Co is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

                     3.02 Corporate Acts and Proceedings. The execution and delivery of this Agreement and all other corporate acts and proceedings of PS Co required for the due and valid authorization, execution and delivery of this Agreement have been validly and appropriately taken. Subject to final approval by PS Co's board of directors, this Agreement constitutes, and upon the execution and delivery by PS Co of the other agreements between the parties referred to herein and each instrument and certificate executed and delivered by PS Co pursuant to this Agreement, such agreements and instruments shall constitute, the legal, valid and binding obligation of PS Co, and is and will be enforceable against PS Co in accordance with its terms, except as such obligations and enforceability are limited by bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors' rights and by equitable principles.

                     3.03 Compliance with Other Instruments. The execution, delivery and performance by PS Co of this Agreement and the consummation by PS Co of the transactions contemplated by this Agreement will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any material agreement to which PS Co is a party or by which it is bound.

                     3.04 Consents and Approvals. No consent, approval, authorization, license, permit or other action by, or filing with, any governmental or regulatory authority is required by or with respect to PS Co in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, actions or filings as have or will have been obtained, taken or filed prior to the Closing Date.

                     3.05 No Brokers or Finders. No person, firm, corporation or other entity is entitled by reason of any act or omission of PS Co to any broker's or finder's fee, commission, or other similar compensation with respect to the execution and delivery of this Agreement or any related agreement, or with respect to the consummation of the transactions contemplated hereby.

                     3.06 Employment of Company Employees. Except with respect to E. James Grethe, from and after the Closing Date, the employment by the Company of all persons employed by the Company on the date hereof shall continue on terms no less favorable considered as a whole than those existing on the date hereof. All such employees will receive retirement and other employee benefits pursuant to Company plans in effect on the date hereof or similar to those provided to employees of PS Co. If changes are made in the retirement or benefit plans in effect on the date hereof with respect to such employees, such employees will receive credit for employment with the Company prior to the date hereof, except with respect to retirement plans, for which credit for past service will be for vesting purposes only. The covenants and agreements of PS Co set forth in this Section 3.06 shall not be deemed to create for any employee of the Company employment with the Company on any basis other than an "at will" basis.

                     3.07 Full Disclosure. Neither this Agreement, nor the Schedules or Exhibits hereto, nor any other certificate, statement or document furnished or to be furnished to the Shareholders by or on behalf of PS Co, pursuant to or in connection with the transactions contemplated by this Agreement contains or will contain any misstatement of material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE IV

                     CONDITIONS TO THE OBLIGATIONS OF PS CO

                     The obligations of PS Co hereunder are subject to the fulfillment of the following express conditions precedent prior to or on the Closing Date, unless waived in writing by PS Co:

                     4.01 Compliance with Terms. All the terms, agreements, covenants and conditions of this Agreement to be complied with and performed by or on behalf of the Company and the Shareholders on or before the date hereof shall have been fully complied with and performed in all material respects by each of them.

                     4.02 Representations and Warranties. All of the representations and warranties made by the Shareholders in this Agreement, including the Schedules hereto, and all certificates, instruments and other documents delivered in connection herewith shall be true, accurate and complete at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

                     4.03 Absence of Litigation. No action or proceeding shall have been instituted and remain pending before a court or other governmental body by any applicable government or agency thereof or any person to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

                     4.04 Letters from Auditors. PS Co shall have received a letter from Reed, Quinn & McClure, certified public accountants, dated within five (5) days of the Closing Date, confirming that since the date of their or their predecessor's review of the financial statements of the Company for the fiscal year ended September 30, 1992, and the Balance Sheet, nothing has come to their attention which would cause them to withdraw or qualify the statements made in their letters accompanying such financial statements.

                     4.05 Opinion of Counsel. PS Co shall have received the opinion of Gambrell & Stolz, dated the date hereof, substantially in the form of Exhibit E hereto.

                     4.06 Resignation of Officers and Directors. The officers and directors of the Company whose resignation PS Co shall have requested shall have delivered written resignations, effective as of the Closing Date, to the Company.

                     4.07 Insurance. The Company shall have provided and shall have caused its health insurance carrier to provide PS Co with all available information regarding the status of the Company's claims history under its medical insurance policies and to the best knowledge of the Shareholders, no employee has a material medical problem or condition.

                     4.08 Key Man Insurance. PS Co shall have obtained key man insurance on the lives of W. Hal Gurley and Ann K. Hamil providing for death benefits of $2,000,000 each.

                     4.09 Investment Intent Letters. Each of the Shareholders shall have executed and delivered to PS Co and the Company an Investment Intent Letter substantially in the form of Exhibit D hereto.

                     4.10 Employment and Consulting Agreements. W. Hal Gurley, Ann K. Hamil, Romano K. Gulisao, Marion R. Stone, Jr. and Kelly L. Trumpour shall have executed and delivered to PS Co employment agreements dated as of the Closing Date, each for a term of three years and substantially in the form of Exhibit F hereto (the "Employment Agreements"). E. James Grethe shall have executed and delivered to PS Co a consulting agreement, dated as of the Closing Date, substantially in the form of Exhibit G hereto (the "Consulting Agreement").

                     4.11 Proprietary Information and Inventions Agreements. Each of the Shareholders and such employees of the Company as required by PS Co shall have entered into a Proprietary Information and Inventions Agreement substantially in the form of Exhibit H hereto.

                     4.12 Non-Compete Agreements. Each of E. James Grethe, W. Hal Gurley, Ann K. Hamil, Romano K. Gulisao, Marion R. Stone, Jr. and Kelly L. Trumpour shall have entered into a Confidentiality and Non-Competition Agreement substantially in the form of Exhibit I hereto (the "Non-Compete Agreements").

                     4.13 Renegotiation of Lease. The Company and Tutter, L.P. shall have executed the First Amendment to the Lease substantially in the form of Exhibit J hereto.

                     4.14 Consents and Approvals. All authorizations, consents, waivers, approvals of all governmental agencies or authorities or other persons, or other actions or proceedings required to be obtained or taken by or on behalf of the Company or the Shareholders under the laws of any jurisdiction or under this Agreement in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, or required to prevent a breach or default by the Company under any Permit, lease, contract, note, or other agreement, document or instrument by virtue of the transactions contemplated hereby shall have been duly obtained and shall be in form and substance satisfactory to PS Co.

                     4.15 Approval of Documentation. The form and substance of all certificates, instruments, opinions and other documents requested by and delivered to PS Co under this Agreement shall be satisfactory in all reasonable respects to PS Co and its counsel.

                     4.16 Due Diligence Review. PS Co shall be satisfied in its sole discretion with its due diligence review of information pertaining to the Company and its operations, including without limitation, information set forth on the Schedules to this Agreement.

                     4.17 No Adverse Change. There shall not have occurred since June 30, 1993 any material adverse change in the condition (financial or otherwise) or results of operations of the Company.

                     4.18 Certificates. PS Co shall have received a certificate executed by E. James Grethe, W. Hal Gurley and Ann K. Hamil, dated the Closing Date, certifying in such detail as PS Co may require that the conditions set forth in Sections 4.01 and 4.02 hereof have been fulfilled.

                     4.19 Final Board Approval. The Board of Directors of PS Co shall have approved the consummation of the transactions contemplated by this Agreement.

                     4.20 Release of Bank Guaranty. Each of James Grethe and W. Hal Gurley shall have been released from their guaranty obligation of the Company's indebtedness to Nationsbank and Bank South.

                     4.21 Release of Company Guaranty. The Company shall have been released from its guaranty obligation to Bank South, N.A. for the financing of the real estate which is the subject of the Lease.


                                  ARTICLE V

                   CONDITIONS PRECEDENT TO THE OBLIGATIONS
                             OF THE SHAREHOLDERS

                     The obligations of the Shareholders hereunder are subject to the fulfillment of the following express conditions precedent prior to or on the Closing Date, unless waived in writing by the Shareholders:

                     5.01 Compliance with Terms. All the terms, agreements, covenants and conditions of this Agreement to be complied with and performed by PS Co on or before the date hereof shall have been fully complied with and performed in all material respects.

                     5.02 Representations and Warranties. All of the representations and warranties made by PS Co in this Agreement, including the Schedules hereto, and all certificates, instruments and other documents delivered in connection herewith shall be true, accurate and complete at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

                     5.03 Absence of Litigation. No action or proceeding shall have been instituted and remain pending before a court or other governmental body by any applicable government or agency thereof or any person to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

                     5.04 Opinion of Counsel of PS Co. The Shareholders shall have received the opinion of Paul, Hastings, Janofsky & Walker, counsel to PS Co, dated the date hereof, substantially in the form of Exhibit K hereto.

                     5.05 Consents. All authorizations, consents, waivers, approvals of all governmental agencies or authorities or other persons, or other actions or proceedings required to be obtained or taken by PS Co, under the laws of any jurisdiction or under this Agreement in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                     5.06 Approval of Documentation. The form and substance of all certificates, instruments, opinions and other documents, delivered to the Company under this Agreement shall be satisfactory in all respects to the Shareholders and their counsel.

                     5.07 Employment and Consulting Agreements. The Company shall have executed and delivered to each of W. Hal Gurley, Ann K. Hamil, Romano K. Gulisao, Marion R. Stone, Jr. and Kelly Trumpour the Employment Agreements and shall have executed and delivered to E. James Grethe, the Consulting Agreement.

                     5.08 Non-Compete Agreements. The Company shall have executed and delivered the Non-Compete Agreements to each of the Shareholders with whom an Employment Agreement or Consulting Agreement will be executed and delivered pursuant to Section 5.07 above.

                     5.09 Certificates. The Shareholders shall have received a certificate executed by the President of PS Co, dated the Closing Date, certifying in such detail as the Shareholders may require that the conditions set forth in Section 5.01 and 5.02 hereof have been fulfilled.


                                   ARTICLE VI

                                   COVENANTS

                     6.01 Inspection. During the period prior to the Closing, the officers, employees, counsel, accountants and other representatives of PS Co shall have reasonable access, during normal business hours and upon reasonable notice, to the assets, personnel, properties, books, records, accounts, agreements and commitments of the Company and the Company and the Shareholders shall furnish PS Co during such period with all such information relating to the Company as PS Co may reasonably request; provided, however, that such access does not disrupt the normal business operations of the Company.

                     6.02 Insurance. Shareholders shall cooperate with PS Co in obtaining key man insurance and disability insurance for the benefit of PS Co.

                     6.03 Conduct of Business. During the period prior to the Closing, (i) the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and substantially consistent with its past practices; (ii) no change shall be made in the Company's Articles of Incorporation or Bylaws; (iii) the Company shall not issue any of its authorized capital stock or securities convertible into such shares or sell or give any option or right to purchase, hypothecate, pledge or otherwise encumber or dispose of any such shares or purchase, redeem, retire or otherwise acquire any such shares; and (iv) the Company's business organization, assets, employees and advantageous business relationships shall be preserved.

                     6.04 Publicity. During the period prior to the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party hereto, and the Shareholders shall cause the Company not to issue any such release, without the advance consent of PS Co, W. Hal Gurley, Ann K. Hamil and E. James Grethe, except as such release or announcement may be required by law in the reasonable opinion of counsel for any party hereto, in which case the party making the release or announcement shall show such release or announcement as soon in advance as is possible to the other parties hereto.

                     6.05 Collection of Accounts Receivable; Assignment of Uncollected Accounts. From and after the Closing Date, PS Co shall use its best efforts to collect all accounts, notes and other receivables shown on the Balance Sheet. Any such receivables not collected within 90 days of the Closing Date may be presented to the Shareholders for redemption in cash, not later than 180 days after the date of each such receivable or PS Co may redeem such receivables by setting off the amount of such receivables against amounts to be paid under any Purchase Note; provided, however, that the amount of any such set off shall be in the same percentage amount of such receivables as the percentage of the total Consideration received by the Holder of such Purchase Note pursuant to Section 1.02(a) hereof, and the remaining amount of such receivables shall be immediately paid to PS Co by E. James Grethe. Upon any such redemption of any such receivables, PS Co shall assign such receivables to the Shareholders who contributed to such redemption, and thereafter such Shareholders shall be responsible for collection of such redeemed receivables. PS Co shall cooperate with such Shareholders in the collection of such receivables and shall deliver promptly to such Shareholders any cash payment received by PS Co from any customer with respect to any such redeemed receivables.


                                  ARTICLE VII

                                INDEMNIFICATION

                     7.01 The Shareholders' Indemnification of PS Co. Subject to the conditions and provisions of this Article VII, the Shareholders covenant that from and after the execution and delivery of this Agreement, they shall indemnify and hold harmless PS Co from and against any loss, cost, reasonable expense (including penalties, attorneys' fees and interest from the date of any such loss at the rate of 12% per annum), liability or judgment incurred or suffered by any of them resulting from or arising out of:

                               (a)      Any failure by the Company or the
Shareholders to perform or observe any term, provision, covenant, agreement, undertaking or condition to be performed or observed by any of them pursuant to this Agreement prior to the Closing, which failure was not expressly waived by PS Co under the terms of this Agreement;

                               (b)      Any inaccuracy or error in any
representation or breach of warranty by the Shareholders made or contained in this Agreement and the Schedules or in any certificate or document executed and delivered by any of the Shareholders to PS Co in connection with this Agreement; and

                               (c)      Any product liability claim with
respect to any product manufactured or sold on or before the Closing Date which is not covered by insurance,

provided, however, that with respect to each of paragraphs (a), (b) and (c) above (i) the obligations of the Shareholders to so indemnify PS Co shall be several, and not joint, (ii) except with respect to any losses, costs, expenses, liabilities, damages or deficiencies suffered, sustained or incurred by PS Co with respect to any inaccuracy or error in any representation or breach of warranties contained in Sections 2.09, 2.15, 2.21 and 2.28, for which the Shareholders' liability to indemnify PS Co is unlimited, PS Co's right to recover amounts in respect of any losses, costs, expenses, liabilities, damages or deficiencies suffered, sustained or incurred by it pursuant to the terms of this Article VII from any Shareholder shall be limited, in the aggregate, to the full amount of Consideration to be received by such Shareholder, including, without limitation, amounts payable to such Shareholder pursuant to the Purchase Notes; and (iii) PS Co shall have the right but not the obligation to recover such amounts by setting-off such amounts against any amounts payable by PS Co pursuant to the Purchase Notes (provided, however, that the amount of such setoff with respect to any such Purchase Note shall not exceed that percentage of such indemnification amount as the percentage of the total Consideration received by the Holder of such Purchase Note pursuant to Section 1.02(a) hereof), but PS Co's right to recover such amounts shall not be limited in any way by such right of setoff (should such right of set off be exercised and later such amounts are determined not to have been payable pursuant to this indemnity, PS Co shall promptly pay such amounts to Shareholders together with interest on such amounts from the date of such set off to the date of such payment at the rate of 12% per annum) .

                     7.02 PS Co's Indemnification of the Shareholders. Subject to the conditions and provisions of this Article VIII, from and after the Effective Time, PS Co shall indemnify and hold harmless the Shareholders from and against any loss, cost, reasonable expense (including interest from the date of any such loss at the rate of 12% per annum, penalties and attorneys' fees), liability or judgment incurred or suffered by them (or any of them) resulting from or arising out of:

                               (a)      Any failure of PS Co to perform or
observe any term, provision, covenant, agreement, undertaking or condition to be performed or observed by it pursuant to this Agreement, which failure was not expressly waived by the Shareholders under the terms of this Agreement;

                               (b)      Any failure of the Company to perform
or observe any term, provision, covenant, agreement, undertaking or condition to be performed or observed by it pursuant to the Purchase Notes, which failure was not expressly waived by the Shareholders under the terms of the Purchase Notes; and

                               (c)      Any inaccuracy or error in any
representation or breach of warranty by PS Co made or contained in this Agreement, the Schedules and the Exhibits hereto, or in any certificate or document executed and delivered by PS Co to the Shareholders in connection with this Agreement or the transactions contemplated hereby.

                     7.03 Survival of Representations and Warranties. The several terms, provisions, covenants, agreements, warranties and representations of the parties contained in this Agreement or in any instrument delivered pursuant hereto shall survive the Closing Date and shall remain in full force and effect thereafter until the third anniversary of the Closing Date and shall be effective with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such three year period in accordance with Section 8.02 hereof, for any matter other than (a) the terms, provisions, covenants, agreements, warranties and representations contained in Sections 2.01, 2.06, 2.08, 2.10, 2.11, 2.16, 2.18, 2.22, 2.23,
2.24, 2.25, 2.26 and 2.27 of this Agreement, which shall survive the Closing Date and shall remain in full force and effect thereafter until the first anniversary of the Closing Date and shall be effective with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such one year period in accordance with Section 8.02 hereof; (b) the covenants and obligations of PS Co under the Purchase Notes, which covenants and obligations shall survive until the payment, termination or cancellation of the Purchase Notes in accordance with their respective terms and (c) the terms, provisions, covenants, agreements, warranties and representations contained in Sections 2.09, 2.15, 2.21, 2.28, Article VII and
Article VIII of this Agreement, which shall survive the Closing Date indefinitely.

                     7.04 Notice and Opportunity to Defend. If there occurs an event which any party asserts is an indemnifiable event pursuant to Section 7.01 or 7.02 above, the party seeking indemnification shall notify the other party (the "Indemnifying Party") promptly (it being understood that, in all cases, notification to the Shareholder Note Representative constitutes notice to each Shareholder. If such event involves
(i) any claim or (ii) the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder; however, failure to provide notice will not negate the Indemnifying Party's obligation to indemnify unless its rights are prejudiced thereby. The Indemnifying Party shall have a period of ten (10) days within which to respond thereto.

                     If the Indemnifying Party notifies the party seeking indemnification in writing that it will undertake, conduct and control the compromise or defense of such matter, the Indemnifying Party shall be obligated to compromise or defend such matter, at its own expense and by counsel chosen by the Indemnifying Party and reasonably satisfactory to the party seeking indemnification, and the Indemnifying Party shall provide the party seeking indemnification with such assurances as may be reasonably required by the latter to assure that the Indemnifying Party will assume, be responsible for and be financially capable of paying the entire liability at issue. The party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability. In any event, the party seeking indemnification shall have the right to participate at its own expense in the defense of such asserted liability. The exercise by the Indemnifying Party of such right to undertake, conduct and control the compromise or defense of any such matter pursuant to this Section 7.04 shall not constitute acceptance by the Indemnifying Party of responsibility to indemnify the party seeking indemnification with respect to such matter.

                     Any compromise of such asserted liability by the Indemnifying Party shall require the prior written consent of the party seeking indemnification. If, however, the party seeking indemnification refuses its consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept, the party seeking indemnification may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the party seeking indemnification. In such event, the obligation of the Indemnifying Party to the party seeking indemnification shall be equal to the lesser of (i) the amount of the offer of settlement which the party seeking indemnification refused to accept plus the costs and expenses of such party prior to the date the Indemnifying Party notifies the party seeking indemnification of the offer of settlement and (ii) the actual out-of-pocket amount the party seeking indemnification is obligated to pay as a result of such party's continuing to pursue such matter. An Indemnifying Party shall be entitled to recover from the party seeking indemnification any additional expenses incurred by such Indemnifying Party as a result of the decision of the party seeking indemnification to pursue such matter.

                     If the Indemnifying Party does not undertake the defense of or compromise such matter, the party seeking indemnification shall be free to pursue, without prejudice to any of its rights hereunder, such remedies as may be available to such party under applicable law. The party seeking indemnification, however, shall notify the Indemnifying Party of any compromise or settlement of any such claim.

                                  ARTICLE VIII

                                 MISCELLANEOUS

                     8.01 Successors and Assigns. The respective rights and obligations of the parties hereto shall not be assignable without the written consent of the other parties hereto, except that PS Co may assign its rights and obligations hereunder to any corporate successor or any corporation controlling, controlled by or under common control with PS Co. Any assignment in contravention of the foregoing shall be void and of no force and effect whatsoever.

                     8.02 Notices. All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service, and shall be deemed given when so delivered by hand, telex, cable, telecopy, or overnight courier service or if mailed, when received or refused by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           If to PS Co:                    Pacific Scientific Company
                                           620 Newport Center Drive
                                           Suite 700
                                           Newport Beach, CA  92658
                                           Attention:  Richard V. Plat,

                                           Senior Vice President
                                           Telephone: (714) 720-1714
                                           Telecopy:  (714) 720-1083

           with a copy to:                 Paul, Hastings, Janofsky & Walker
                                           399 Park Avenue, 31st Floor
                                           New York, New York  10022
                                           Attention:  Thomas R. Lamia, Esq.
                                           Telephone: (212) 318 6015
                                           Telecopy:  (212) 319-4090

           If to any Shareholder
           through June 30, 1997:

                                           Shareholder Note Representative
                                           Gambrell & Stolz
                                           One Peachtree Center,Suite 4300
                                           303 Peachtree Street, NE
                                           Atlanta, Georgia  30308
                                           Attention:  Gary A. Barnes, Esq.
                                           and Henry Levi, Esq.
                                           Telephone:  (404) 577-6000
                                           Telecopy:   (404) 221-6501

           If to any Shareholder after June 30, 1997, to him or her at the addresses supplied to PS Co by the Shareholder Note Representative

           With a copy to:                 Gambrell & Stolz
                                           One Peachtree Center
                                           Suite 4300
                                           303 Peachtree Street, NE
                                           Atlanta, Georgia 30308
                                           Attention: Gary A. Barnes, Esq.
                                           Telephone: (404) 577-6000
                                           Telecopy:  (404) 221-6501

                     8.03 Payment of Expenses. PS Co, the Company and the Shareholders shall each pay their own expenses incurred in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including attorneys' fees and any other fees or expenses specifically assumed by a party hereunder.

                     8.04 Execution in Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

                     8.05 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, contains the entire agreement among the parties hereto with respect to the transactions contemplated hereby, supersedes all prior agreements or understandings among the parties hereto relating to the subject matter hereof, and may not be changed, modified or amended except in writing signed by the parties hereto or their authorized agents or attorneys-in-fact.

                     8.06 Headings, Gender and Number. Captions and section headings used herein are for convenience only, and are not a part of this Agreement, and shall not be used in construing it. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

                     8.07 Severability. If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a court to be invalid or unenforceable, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable provision were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement, shall be deemed to be effective, operative, made, entered into or taken in the matter and to the full extent permitted by law.

                     8.08 Shareholders' Acknowledgement. BY INITIALLING IN THE SPACE PROVIDED BELOW, EACH SHAREHOLDER HEREBY STATES THE FOLLOWING:

             I ACKNOWLEDGE THAT I HAVE RECEIVED, READ, UNDERSTAND AND AM FAMILIAR WITH THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO. I ACKNOWLEDGE THAT NO REPRESENTATIONS HAVE BEEN MADE TO ME OR TO MY ADVISORS BY PS CO OR BY ANY PERSON ACTING ON BEHALF OF PS CO WITH RESPECT TO THE CONSIDERATION TO BE RECEIVED BY ME UNDER THE PURCHASE NOTES OR MY DECISION TO SELL MY SHARES OR ANY OTHER ASPECTS OR CONSEQUENCES OF SELLING MY SHARES PURSUANT TO THIS AGREEMENT. I HAVE CONSULTED WITH SUCH LEGAL COUNSEL, TAX COUNSEL, TAX ADVISORS, ACCOUNTANTS AND OTHERS, EACH OF WHOM HAVE BEEN PERSONALLY SELECTED BY ME, AS I HAVE FOUND NECESSARY TO CONSULT CONCERNING THIS TRANSACTION. BY REASON OF MY OWN BUSINESS AND FINANCIAL EXPERIENCE AND/OR BUSINESS AND FINANCIAL EXPERIENCE WITH PERSONS WITH WHOM I HAVE FOUND IT NECESSARY TO CONSULT WITH RESPECT TO THIS TRANSACTION, I HAVE THE CAPACITY TO PROTECT MY OWN INTEREST IN THIS TRANSACTION. I HAVE HAD THE OPPORTUNITY TO INQUIRE OF REPRESENTATIVES OF PS CO AND THE COMPANY REGARDING THIS TRANSACTION AND HAVE BEEN PROVIDED WITH SUCH ADDITIONAL INFORMATION AS I HAVE

          DETERMINED TO BE NECESSARY IN CONNECTION WITH MY DECISION TO
          SELL THE SHARES OWNED BY ME AND TO UNDERTAKE THE OBLIGATIONS CREATED UNDER THIS AGREEMENT. MY DECISION TO SELL THE SHARES OWNED BY ME AND TO UNDERTAKE THE OBLIGATIONS CREATED UNDER THIS AGREEMENT IS MADE FREELY AND WITHOUT COERCION OR UNDUE INFLUENCE BY ANY OTHER PERSON.

E. James Grethe: _____                Romano K. Gulisao: _____
W. Hal Gurley:   _____                Jack W. McDaniel, Jr.: _____
Ann K. Hamil:    _____                Marion A. Stone:   _____
Benton L. Beaghan: ____               Kelly L. Trumpour:  _____
Gregory K. Edwards:____


                     8.09 Applicable Law. This Agreement shall be construed and enforced in accordance with the internal laws, and not the law of conflicts, of the State of Georgia.

                     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first above written.

                                               PS CO:

                                               PACIFIC SCIENTIFIC COMPANY,
                                               a California corporation

                                               By____________________________

                                               Title:______________________

                                               SHAREHOLDERS:


                                               _______________________________
                                               E. James Grethe


                                               ________________________________
                                               W. Hal Gurley


                                               ________________________________
                                               Ann K. Hamil


                                               _________________________________
                                               Benton L. Beaghan


                                               _________________________________
                                               Gregory K. Edwards

                             (SIGNATURES CONTINUED)

                                               _________________________________
                                               Romano K. Gulisao



                                               _________________________________
                                               Jack W. McDaniel, Jr.



                                               _________________________________
                                               Marion R. Stone, Jr.



                                               _________________________________
                                               Kelly L. Trumpour





                                      -34-